Exhibit 3.1

CARLYLE CREDIT SOLUTIONS, INC.

ARTICLES OF AMENDMENT

Carlyle Credit Solutions, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom the first two sentences of Section 5.1 of Article V and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue 300,000,000 shares of stock, initially consisting of 300,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $3,000,000.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 200,000,000 shares of stock, consisting of 200,000,0000 shares of Common Stock. The aggregate par value of all authorized shares of stock having par value was $2,000,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 300,000,000 shares of stock, consisting of 300,000,000 shares of Common Stock. The aggregate par value of all authorized shares of stock having par value is $3,000,000.

FOURTH: The Charter of the Corporation is hereby further amended to change the name and designation of the shares of Common Stock, $0.01 par value per share, of the Corporation to shares of Class I Common Stock, $0.01 par value per share (“Class I Common Stock”). All references in the Charter to “Common Stock” shall refer to Class I Common Stock and all other classes and series of Common Stock, collectively, unless the context requires otherwise.

FIFTH: The amendments to the Charter as set forth above have been duly approved by a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Sections 2-105(a)(13) and 2-605(a)(2) of the Maryland General Corporation Law.

SIXTH: These Articles of Amendment shall become effective at 12:01 p.m., Eastern Time, on December 23, 2025.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on this 23rd day of December, 2025.

Attest:		CARLYLE CREDIT SOLUTIONS, INC.

	/s/ Joshua Lefkowitz	By:	/s/ Tom Henningan
	Joshua Lefkowitz		Tom Hennigan
	Secretary		Chief Financial Officer

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